Exhibit 99.1

South State Corporation Announces the Acquisition of 13 Branches

COLUMBIA, SC - (April 22, 2015) — South State Corporation (NASDAQ:SSB) announced today that it has entered into an agreement to purchase 12 South Carolina branch locations and one Georgia branch location from Bank of America.

This provides South State entry into six new markets and three existing markets that the company already serves. The acquired branches are located in Florence, Greenwood, Orangeburg, Sumter, Newberry, Batesburg-Leesville, Abbeville and Hartsville, SC, as well as Hartwell, GA.

South State anticipates assuming approximately $580 Million in deposits and purchasing approximately $3 Million in loans from this acquisition. Pending regulatory approval, the closing is scheduled to occur in 3rd Quarter. South State will hire all current employees at each of the acquired branches and is committed to a smooth customer transition.

“I am pleased to announce this expansion of South State in South Carolina and Georgia. These offices are a great addition to our existing banking network,” said Robert R. Hill, Jr., CEO. “We look forward to growing and investing in these communities and to welcoming these customers and employees to South State.”

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 19 South Carolina counties, 12 Georgia counties and 4 North Carolina counties for over 80 years. South State Corporation has assets of approximately $8 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

For Immediate Release

Contact Information:	South State Corporation

	Analyst Contact	Media Contact
	John Pollok	Donna Pullen
	(803) 765-4628	(803) 765-4558